DriveTime
Senior Management Executive Incentive Program

Effective: January 1, 2014

1.	Introduction	1
2.	Eligibility To Participate In The Plan	1
3.	Definitions	1
4.	Long Term Incentive (“LTI”) Bonus	3
5.	Profit Pool Bonus	3
6.	Acceleration of Payments	5
7.	Limitations On Payments	7
8.	Plan Administration	8
9.	Claims Procedures	8
10.	Amendments And Modifications	10
11.	409A	10
12.	Taxes	11
13.	Entire Agreement	11
14.	Choice Of Law	11
15.	Arbitration	11
16.	Other Terms Of This Plan	11
17.	Survivability	12

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DriveTime
Senior Management Executive Incentive Program
1.Introduction
DriveTime Automotive Group, Inc. (the “Company”) hereby establishes this incentive program for the senior executives of the Company and DT Acceptance Corp. (each, a “Participating Employer,” and, collectively, the “Participating Employers”), to be known as the “DriveTime Senior Management Executive Incentive Program” (the “Plan”), for the following purposes: (a) encourage continued improvement in the performance of the Participating Employers; (b) attract and retain high quality executives; (c) motivate successful execution of business strategies; and (d) provide for executive participation in the financial success of the Participating Employers.
Each Participating Employer has sole responsibility for any Payments (defined herein) that its employees may be paid under the Plan, and no other Participating Employer, Participating Employer Affiliate (defined herein), or any other entity has any liability whatsoever for such Payments. A Participant’s Participating Employer is identified in the Participant’s Award Agreement (defined herein).
The Company shall serve as the Plan Administrator, as described in more detail in Section 8, below.
The Plan became effective on January 1, 2014.
2.    Eligibility To Participate In The Plan
(a)    Designation
Each Participating Employer will designate those of its employees who will be offered participation in the Plan. Such individuals will be notified in writing of their designation and the terms and conditions of their eligibility and participation, which, to the extent not set forth in the Plan, shall be set forth in the Award Agreement, as defined below.
(b)    Award Agreement
An individual must sign and return an “Award Agreement” in the form provided by the Plan Administrator, within 10 days after receiving it, to become a “Participant.” An individual who does not timely sign and return the Award Agreement will not become a Participant.
(c)    Satisfaction Of Other Requirements
A Participant must satisfy all requirements of the Plan and the Participant’s Award Agreement in order to receive Payments under the Plan.
3.    Definitions
(a)    Affiliate means with respect to any person or entity, any other person or entity that directly or indirectly controls or is controlled by or under common control with such person or entity. For the purposes of this definition, “control,” when used with respect to any person or entity, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person or entity or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.
(b)    Bonus or Bonuses refers to one or more of the LTI Bonus and/or Profit Pool Bonus, as described in the Plan.
(c)    Economic Earnings is a non-GAAP financial measure determined by the Company, which is intended to depict the profitability of the Participating Employers on a combined basis for operational and cash flow purposes. In general, Economic Earnings equals pre-tax GAAP earnings, excluding the quantitative effect of the next 12 months of ancillary product refunds included in the allowance for credit losses, plus the change in deferred income related to ancillary products and lease originations. This definition does not contemplate future changes in the business operations, or GAAP, therefore, the equation for Economic Earnings may vary from time to time depending on the differences between GAAP and economic results. Because of these issues and the need for flexibility, the Company may employ any definition or calculation of Economic Earnings as it determines appropriate in its sole and absolute discretion.
(d)    Economic Equity is a non-GAAP measure of shareholder’s equity of the Participating Employers on a combined basis, defined as Consolidated GAAP equity, less Carvana equity and shareholder notes to the Participating Employers, plus deferred income on the beginning GAAP balance sheet.  Economic Equity changes from year to year as a result of changes in Economic Earnings (defined above) and changes in balances of Carvana equity and shareholder notes. Because of these issues and the need for flexibility, the Company may employ any definition or calculation of Economic Equity as it determines appropriate in its sole and absolute discretion.
(e)    Change In Control means that one of the following has occurred:

(i)
Any one person, or more than one person acting as a group, acquires beneficial ownership of stock of each of the Participating Employers that, together with stock beneficially owned by such person or group, constitutes more than fifty percent of the fair market value and total voting power of the stock of each of the Participating Employers.

(ii)
Any one person, or more than one person acting as a group, acquires beneficial ownership of assets of each of the Companies that, together with assets beneficially owned by such person or group, constitutes substantially all of the assets of each of the Companies.

Notwithstanding the foregoing, none of the following events shall constitute a Change in Control: (a) reincorporation of the Participating Employers; (b) a transaction in which there is a successor to either or both of the Companies and the majority holders of stock and voting power of each of the Participating Employers immediately prior to the transaction hold a majority ownership of stock and voting power in the successor immediately after the transaction, directly, indirectly, or beneficially; (c) a person who already owns at least fifty percent of either or both of the Participating Employers’ stock or assets acquires additional stock or assets, directly, indirectly, or beneficially; (d) Ernest C. Garcia II, Mr. Garcia’s spouse, Mr. Garcia’s son and/or trusts for the benefit of heirs of Mr. Garcia acquire additional stock or assets of the Companies, directly, indirectly, or beneficially; and (e) ownership of stock or assets of the Companies passes, in whole or part, from, to, or between Mr. Garcia, Mr. Garcia’s spouse, Mr. Garcia’s son, and/or trusts for the benefit of heirs of Mr. Garcia.

(f)    Disability shall mean a Participant has a “disability” or is “disabled” as either of these terms is defined under the long-term disability plan of the Participant’s Participating Employer (“LTD Plan”), regardless of whether the Participant is enrolled in such LTD Plan.
(g)    Payment or Payments refers to one or more payments of the LTI Bonus and/or Profit Pool Bonus, as described in the Plan.
(h)    Payment Date or Dates refers to the date or dates on which one or more payments of the LTI Bonus and/or Profit Pool Bonus are made under the Plan.
(i)    Years of Service equals the number of the Participant’s anniversaries of his or her most recent date of hire with a Participating Employer or a Participating Employer Affiliate.
4.    Long Term Incentive (“LTI”) Bonus
A Participant in the Plan is eligible to earn an LTI Bonus for each performance year between (and inclusive of) 2014 and 2017, contingent on the Participant satisfying the terms and conditions of the Plan and the Participant’s Award Agreement and remaining continuously employed by a Participating Employer from the date the Participant receives his or her Award Agreement through the applicable Payment Date for each LTI Bonus Payment.
(a)    Calculation
A Participant’s LTI Bonus, if any, will equal 50% of the Annual BLM Bonus (or any successor bonus replacing the Annual BLM Bonus) actually paid to the Participant, if any, for the same performance year. For example, if a Participant received an Annual BLM Bonus of $100,000 for 2014 (paid in 2015), that Participant would be eligible to receive an LTI Bonus of $50,000 for 2014 (paid in 2017).
(b)    Payment and Payment Date
A Participant’s Participating Employer will distribute an LTI Bonus for a particular performance year two years after the end of the performance year to which it relates, and will pay such LTI Bonus no later than January 31 of such year. Thus, for example, the LTI Bonus for 2014 will be distributed in January 2017. If a Participant has not been continually employed by a Participating Employer from the date the Participant receives the Participant’s Award Agreement through the date the applicable Payment Date for each LTI Bonus Payment, the Participant is not eligible to receive such LTI Bonus Payment, has not earned such LTI Bonus Payment, and shall not be paid such LTI Bonus Payment.
Participants will be credited with simple interest on an LTI Bonus, between the end of the performance year to which the LTI Bonus relates and the Payment Date for that LTI Bonus, at the prime rate of interest, subject to vesting and payment on the same schedule as the LTI Bonus.
5.    Profit Pool Bonus

A Participant in the Plan is eligible to participate in the “Profit Pool,” calculation of which is described below, and to earn a Profit Pool Bonus, contingent on the Participant satisfying the terms and conditions of the Plan and the Participant’s Award Agreement and remaining continuously employed by a Participating Employer from the date the Participant receives his or her Award Agreement through the Payment Date for each Profit Pool Bonus Payment.
(a)    Calculation
A potential Profit Pool will be calculated for each performance year between (and inclusive of) 2014 and 2017, and will consist, if at all, of 10% of the Economic Earnings in excess of the “Hurdle” during the performance year, as of the last day of the performance year. The Hurdle will consist of 10% of the Economic Equity of the Participating Employers on a combined basis, as of the last day of the performance year. The following chart provides some sample calculations:

Economic Equity	Hurdle	Economic Earnings	Profit Pool
$500,000,000	$50,000,000	$100,000,000	$5,000,000
$500,000,000	$50,000,000	$40,000,000	None
$750,000,000	$75,000,000	$100,000,000	$2,500,000

A Participant’s “Profit Pool Interest” is a percentage of the Profit Pool for each performance year between (and inclusive of) 2014 and 2017, and shall be set each year by the CEO of the Company (“CEO”) and Chairman of the Board of the Company (“Chairman”) at the beginning of the performance year. In order to effect such allocation, the CEO will prepare a recommendation for Chairman approval no later than 15 days prior to the beginning of the performance year at issue, and the Chairman will have 15 days to make changes; if the Chairman takes no action during the 15 day period, the CEO’s recommended allocation shall be deemed approved . The CEO and Chairman retain the right to permit new entrants to the Plan. A Participant will not pay for the Participant’s Profit Pool Interest. A Participant is not permitted to sell or otherwise transfer the Participant’s Profit Pool Interest, in whole or part, and any attempt to do so shall be null and void.
(b)    Payment
(i)    Payment Amount
A Participant is eligible to receive the Profit Pool Bonus to which the Participant’s Profit Pool Interest entitles the Participant, on the applicable Profit Pool Bonus Payment Dates. For example, if a Participant holds a Profit Pool Interest of 10% for 2014, he or she will be eligible to receive a Profit Pool Bonus equivalent to 10% of the Profit Pool for 2014.
The entire Profit Pool may not be paid out. For example, if only 80% of the Profit Pool for 2014 was allocated to Participants, then only 80% of the Profit Pool for 2014 will be paid out as Profit Pool Bonuses. At the discretion of the CEO of the Company and the Chairman of the Board of the Company, amounts not allocated to be paid out as Profit Pool Bonuses (“Unallocated Amounts”) may be (1) carried over to the next performance year, (2) distributed pro rata among Participants for the current performance year, or (3) distributed on an individual basis for the current performance year. In order to effect such allocation, the CEO will prepare a recommendation for Chairman review no later than 15 days prior to the end of the performance year at issue, and the Chairman will have 15 days to make changes; if the Chairman takes no action during the 15 day period, the CEO’s recommended allocation shall be deemed approved. In the event that the CEO and Chairman elect options (2) or (3), such amounts will be paid on the same schedule as the Participant’s Profit Pool Bonus, as described in Section 5(b)(ii), below.
In the event that a Participant’s employment terminates, any amounts that would have been payable to the Participant had the Participant remained employed on the future Applicable Payment Dates, less any amounts payable to the Participant under Section 6(b), shall be treated as Unallocated Amounts. The CEO and Chairman may distribute the amounts either pro rata or individually among Participants on one or more remaining Profit Pool Bonus Payment Dates, subject to those Participants being employed on the applicable Profit Pool Bonus Payment Dates.

In the event that the CEO and Chairman fail to address the treatment of Unallocated Amounts within the required timeframe, or, in the event of an employment termination following which no other Participants are eligible to receive Payments under the Plan, then in each case the applicable Unallocated Amounts shall revert to the Participating Employers.
(ii)    Payment Dates
A Participant’s Participating Employer will distribute 50% of the Profit Pool Bonus three years after the end of the performance year to which it relates, and will pay this portion of the Profit Pool Bonus no later than January 31 of such year. A Participant’s Participating Employer will distribute the other 50% of the Profit Pool Bonus four years after the end of the performance year to which it relates, and will pay this portion of the Profit Pool Bonus no later than January 31 of such year. Thus, for example, 50% of a Participant’s Profit Pool Bonus for 2014 will be distributed in January 2018, and 50% will be distributed in January 2019.
If a Participant has not been continually employed by a Participating Employer from the date the Participant receives the Participant’s Award Agreement through the Payment Date for the applicable Profit Pool Bonus Payment, the Participant is not eligible to receive such Profit Pool Bonus Payment, has not earned such Profit Pool Bonus Payment, and shall not be paid such Profit Pool Bonus Payment.
Participants will be credited with simple interest on a Profit Pool Bonus, between the end of the performance year to which the Profit Pool Bonus relates and each applicable Payment Date for that Profit Pool Bonus, at the prime rate of interest, subject to vesting and payment on the same schedule as the Profit Pool Bonus.
6.    Acceleration of Payments
(a)    Change in Control

Upon a Change in Control, unpaid distributions for all Bonuses for prior performance years, to the extent they exist, will vest on such Change in Control and be paid within 30 days after the Change in Control.
With respect to the then-current performance year, accelerated vesting and payment will occur as follows:

•
LTI Bonus: As of the date of the Change in Control, each Participant will be eligible to receive an LTI Bonus equal to 50% of his or her Target Annual BLM Bonus for the then-current performance year, pro-rated for the period between the beginning of the then-current performance year and the date of the Change of Control, which will be paid within 30 days after the Change in Control.

•
Profit Pool Bonus: The Profit Pool will be calculated as of the date of the Change in Control. As of the date of the Change in Control, each Participant will be eligible to receive a Profit Pool Bonus, if any, pro-rated for the period between the beginning of the then-current performance year and the date of the Change of Control, which will be paid within 30 days after the Change in Control.

A Participant must be employed by a Participating Employer on the date of the Change in Control to receive the accelerated Change in Control Payments.
(b)    Death or Disability
If a Participant’s employment terminates as a result of Participant’s death or termination by a Participant’s Participating Employer due to Participant’s Disability (collectively, the Participant’s “Qualifying Termination”), unpaid distributions for all Bonuses for prior performance years will vest and be paid to Participant’s estate or Participant, as applicable, within 30 days after such Qualifying Termination.
With respect to the then-current performance year, accelerated vesting and payment will occur as follows:

•
LTI Bonus: The Participant will receive an LTI Bonus equal to 50% of the Annual BLM Bonus actually received for the then-current performance year, if any, pro-rated for the period between the beginning of the then-current performance year and the date of Participant’s Qualifying Termination (unless the Annual BLM Bonus already has been subject to pro-ration for such period), no later than January 31 of the year following the year in which the Participant’s Qualifying Termination takes place.

•
Profit Pool Bonus: The Profit Pool will be calculated pursuant to Section 5(a), above. The Participant will be paid a Profit Pool Bonus, if any, pro-rated for the period between the beginning of the then-current performance year and the date of Participant’s Qualifying Termination, no later than January 31 of the year following the year in which the Participant’s Qualifying Termination takes place.

(c)    Service Achievement Acceleration

Upon attainment of age 60 and ten Years of Service with a Participating Employer or a Participating Employer Affiliate, a Participant’s unpaid distributions for all Bonuses for prior performance years will vest (“Service Achievement Acceleration”) and be paid within 30 days after the Participant’s 60th birthday. In the event that the Participant does not have ten years of service upon attainment of age 60, Service Achievement Acceleration will occur once a Participant completes ten Years of Service, and payment will occur within 30 days after such date.
Once the Participant has reached Service Achievement Acceleration, all further Payments will be paid on the same schedule as the Annual BLM Bonus (i.e. by January 31 of the year following the performance year). After the commencement of a Participant’s Service Achievement Acceleration, no interest will accrue on a Participant’s Profit Pool Bonuses.
7.    Limitations On Payments
(a)    No Payment Unless Employed
Except as provided in Section 6(a) and Section 6(b), a Participant must be employed on any Payment Date in order to be eligible to receive, have earned, and be paid the applicable Payment. This provision applies regardless of whether the Participant was laid off, terminated without cause, or felt compelled to resign prior to any Payment Date.
(b)    Golden Parachute Limitation
Unless otherwise specifically provided in an Award Agreement, no Plan Payments will be made to Participants to the extent not deductible under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or to the extent such Payment would result in the imposition of an excise tax on the Participant under Code Section 4999, as determined in good faith by the Participant’s Participating Employer’s independent auditors. However, the Participant’s Participating Employer will use good faith efforts to obtain a shareholder vote under Code Section 280G to permit such Payments without the loss of a deduction or an excise tax.
A Participant must agree that if any Payments must be cut back to avoid triggering such penalties, a Participant’s benefits shall be cut back in the reverse order of when otherwise paid. If an amount in excess of the limit set forth in this section is paid to the Participant, the Participant agrees to repay the excess amount to the Participant’s Participating Employer upon demand, with interest at the rate provided for in Code Section 1274(b)(2)(B). The Participant agrees to cooperate with the Participating Employers in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to Payments that the Participant receives.
(c)    Agreement Precedent To Collecting Benefits
Any Payments under the Plan may be conditioned on the Participant executing (and not revoking) a general release agreement in the form provided by the Plan Administrator, provided that the Plan Administrator must provide such form at least 15 days prior to the applicable Payment Date and notify the Participant that execution is required in order to receive such Payment. Such release may include any provision customary in formal settlement agreements and general releases, including such things as the Participant’s release of the Participating Employers and all of their Affiliates from all known and unknown claims, the Participant’s covenant never in the future to pursue any released claim, the Participant’s promise, to the fullest extent lawful, not to solicit current or former customers, employees, or suppliers or to engage in business activities that compete with the Participating Employers or any Affiliate, the Participant’s agreement not to disparage the Participating Employers or their Affiliates (without limiting actions required by law), and the Participant’s promise never to disclose or use any of the Participating Employers’ or any Affiliate’s proprietary or trade secret information.
8.    Plan Administration
(a)    Discretion
The Plan shall be administered by the “Plan Administrator,” which is DriveTime Automotive Group, Inc. The Plan Administrator shall have the right to make all determinations under the Plan in its sole and absolute discretion, including but not limited to the following: issuing Profit Pool Interests, construing the Plan, interpreting or construing any provision of the Plan (including but not limited to ambiguous, unclear, or implied but omitted terms), making rules and regulations relating to the Plan, and determining any factual question arising in connection with the Plan’s operation. The validity of any such determination shall be upheld unless clearly arbitrary or capricious and shall not be given de novo review if challenged in arbitration or in any other forum. The Plan Administrator may delegate the right to make any and all determinations under the Plan to any other person or entity, including but not limited to the Company’s CEO, Chairman, or their delegates.
(b)    Finality
Any decision made by the Plan Administrator regarding the Plan shall be conclusive and binding on all parties concerned. The Plan Administrator’s decisions shall be afforded the maximum deference permitted by applicable law, shall be reviewed under an “abuse of discretion” standard of review, and shall be upheld as long as reasonable.
(c)    Drafting Errors
If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent (by the Company with respect to intent or the Plan Administrator with respect to interpretation, as the case may be), or as determined by the Plan Administrator in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Plan Administrator (but with regard to the intent of the Company).
(d)    Scope
This Section may not be invoked by any person to require the Plan to be interpreted in a manner inconsistent with its intent by the Plan Administrator.
9.    Claims Procedures
(a)    Disputes
If a Participant believes that benefits are being denied improperly, that the Plan is not being operated properly, or that his or her legal rights are being violated with respect to the Plan (such belief, a “Dispute”), the Participant must file a written claim for Dispute with the Plan Administrator. This requirement applies to all Disputes that any claimant has with respect to the Plan, except to the extent the

Plan Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Participant.
In the event that a claim for benefits is denied (in whole or part), the denial and any appeal of the denial shall be handled in accordance with the procedures set forth in Section 9(c).
(b)    Time for Filing Claims for Disputes
A formal claim regarding any Dispute must be filed within 90 days after the Payment Date on which the first Payment at issue would be made. A Participant must comply with the claims procedure set forth in this Section 9 before making an arbitration demand or taking any other action to enforce any claims the Participant may believe that he or she has under the Plan.
(c)    Procedures For Denied Claims
If the relief that the Participant requests in connection with the Dispute is wholly or partially denied, the Plan Administrator will furnish the Participant with a written notice of the denial. This written notice will be provided to the Participant within a reasonable period of time (generally within 90 days, unless special circumstances require an extension of time for processing the claim, in which case a period typically not to exceed 180 days) after the receipt of the claim by the Plan Administrator. (If such an extension of time is required, written notice of the extension generally will be furnished to the Participant prior to the termination of the initial 90-day period, and will indicate the circumstances requiring the extension.) Written notice of denial of the claim generally will contain the following information:

•	the reason or reasons for the denial;

•	a reference to those provisions of the Plan on which such denial is based;

•	a description of any additional information or material necessary to perfect the Participant’s claim, and an explanation of why such material or information is necessary; and

•	a copy of the appeals procedures under the Plan and the time limits applicable to such procedures.
If the Participant’s claim has been denied, and the Participant wishes to submit a request for a review of the Participant’s claim, the Participant must follow the following appeals procedures:

•	The Participant must file a written claim for review with the Plan Administrator, not later than 60 days after the Participant received written notification of the denial of the claim for benefits;

•	The Participant may submit any issues and comments, in writing, to the Plan Administrator;

•
If the claim is denied, the Plan Administrator will provide the Participant with written notice of this denial within a reasonable amount of time after the Plan Administrator’s receipt of the Participant’s written claim for review (generally within 60 days, unless special circumstances require an extension of time for processing the claim, in which case a period typically not to exceed 120 days) after the receipt of the claim by the Plan Administrator. (If such an extension of time is required, written notice of the extension generally will be furnished to the Participant prior to the termination of the initial 60-day period, and will indicate the circumstances requiring the extension.)

•
The Plan Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing, and if the Participant’s claim for review is denied in whole or part, the decision generally will include:

◦	the reason or reasons for the denial;

◦	references to the pertinent provisions of the Plan on which the decision was based;

◦	a statement of the Participant’s right to make an arbitration demand in accordance with Section 15 of the Plan.
Any demand for arbitration or other action to recover benefits must be made or filed within six (6) months of the final determination of the claim for review under the Plan.
10.    Amendments And Modifications
The Plan Administrator may amend or terminate the Plan in its sole discretion, within 30 days after the beginning of any performance year, with respect to the then-current performance year and any subsequent performance year. Notwithstanding the foregoing, the Plan Administrator may amend or terminate the Plan at any time to comply with changes in tax or other laws or regulations, or in its interpretation thereof. Unless the Plan has been terminated prior to such time, the Plan will terminate on December 31, 2017; at such time, subject to Participants otherwise fulfilling the terms and conditions of the Plan and their Award Agreements, the Participating Employers will continue to make Payments for all performance years under the Plan until all such Payments have been made.
11.    409A
This Plan is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, or analogous laws, although neither the Participating Employers, nor any of their Affiliates, makes any guarantee or representation with respect to the application of Section 409A of the Code or analogous laws to the Plan or its compliance therewith. Each Payment under this Plan shall be treated as a separate Payment for purposes of Section 409A of the Code. Notwithstanding any language to the contrary in the Plan, there shall be no acceleration of Payments that would result in adverse tax treatment under 409A; any such Payments shall be paid on the original schedule. If a Payment is not made due to a Dispute with respect to such Payment, the Payment may be delayed in accordance with Treas. Reg. § 1.409A-3(g).
A Participant should confer with his or her personal tax advisor with respect to the application of Section 409A of the Code or analogous laws to the Plan. A Participant shall have no right to receive any Payment or any portion of a Payment that would result in the imposition of additional taxes under Section 409A.

The Plan Administrator shall have complete discretion to interpret or construe the Plan, the Award Agreement, and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Section 409A of the Code.
The Participating Employers, their Affiliates, officers, and directors, the Plan Administrator, and anyone other than the Participant shall not have any liability with respect to any failure to comply with Section 409A of the Code or any other laws.
12.    Taxes
Taxes will be withheld from any Payments under the Plan to the extent the Participant’s Participating Employer determines that this is required by law. A Participant has sole responsibility for any other taxes, interest, and penalties imposed in connection with the Plan or any Payments under the Plan, including any taxes arising under Section 409A of the Code. The Participating Employers shall not have any obligation whatsoever to pay such taxes, interests, and penalties. The Participating Employers have not and will not provide any tax advice to any Participant. A Participant should consult with his or her own personal tax advisors to the extent the Participant deems advisable.
13.    Entire Agreement
This Plan, together with a Participant’s Award Agreement, constitutes the entire understanding between and among the Participating Employers and a Participant with regard to the subject matter herein. They supersede any other agreements, representations, or understandings (whether oral or written and whether express or implied) which relate to the subject matter of the Plan or a Participant’s Award Agreement, with the sole exception of any existing long-term incentive compensation arrangement between one or both of the Participating Employers and a Participant applicable to a performance year prior to 2014.
14.    Choice Of Law
The terms of this Plan shall be governed by and construed in accordance with the laws of the State of Arizona without regard to conflicts of laws principles thereof.
15.    Arbitration
Any dispute, claim, or controversy between a Participant and a Participating Employer (and between the Participant and any Participating Employer Affiliates that agree to arbitrate) that arises under, or relates to, this Plan, in whole or in part, shall be resolved in a binding arbitration proceeding pursuant to the Participant’s existing Arbitration Agreement with a Participating Employer or Participating Employer Affiliate.
16.    Other Terms Of This Plan
(a)    The Plan is not a contract of employment. Unless an Award Agreement or employment agreement with a Participating Employer provides otherwise, a Participant’s employment will be “at will,” which means that the employment relationship may be terminated by either the Participant or the Participant’s Participating Employer, at any time, for any reason, with or without notice. A Participant’s at-will status may only be changed by a written agreement signed by the Participant and the CEO or Chairman of the Participant’s Participating Employer (or their delegates) expressly stating that it is modifying this at-will relationship.
(b)    The obligations of the Participating Employers under the Plan are unsecured and constitute a mere promise by the Participating Employers to make payments in the future, subject to the terms of the Plan and the Participants’ Award Agreements, and, to the extent that any person acquires a right to receive payments under the Plan from a Participating Employer, such right shall be no greater than the right of a general unsecured creditor of a Participating Employer.
(c)    Where the context so indicates, the singular will include the plural and vice versa.
(d)    Section headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.
(e)    Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.
17.    Survivability
The provisions of Sections 6, 7, 9, 11, 12, 13, 14, 15, and 16 shall survive the termination of the Plan.